Exhibit 99.1

News release

HP CFO Bob Wayman to Retire After 37 Years at HP, to be Succeeded by Treasurer Cathie Lesjak

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PALO ALTO, Calif., December 11, 2006 — HP today announced that Bob Wayman will retire as executive vice president and chief financial officer and will be succeeded by the company’s treasurer and senior vice president, Cathie Lesjak, effective Dec. 31, 2006.

Wayman, 61, joined HP in 1969 as a cost accountant and held a variety of finance positions before being named CFO in 1984. He served as interim chief executive officer in 2005 prior to the appointment of Mark Hurd as CEO. Wayman also has served as a member of HP’s board of directors since February 2005, having previously served on the board from 1993 to 2002.

Wayman will retain his seat until the company’s 2007 annual stockholders’ meeting in March but will not stand for re-election. He will remain an HP employee through the end of March and will be available to ensure a smooth transition.

“Bob Wayman is one of the most distinguished CFOs in America, and he will leave behind an outstanding record as a corporate leader, as a finance executive and as a mentor to countless people with whom he has worked during his 37 years at HP,” said Mark Hurd, HP chairman and chief executive officer. “He has contributed greatly to HP’s success, and I am particularly grateful for the counsel and support he has provided to me.”

Lesjak, 47, has served since 2003 in her current role, in which she is responsible for managing the company’s worldwide cash, debt, foreign exchange, capital structure, risk management and benefit-plan administration. Since joining HP 20 years ago, she has worked in a range of finance, controllership and risk-management roles, including ones with an operational focus at the corporate and business group levels. She has a bachelor’s degree in biology from Stanford University and a master’s of business degree in finance from the University of California, Berkeley.

“Cathie Lesjak is a seasoned executive with an exemplary track record who knows HP from the ground up,” said Hurd. “She is the best qualified person for this job, and I have every confidence that she will be an excellent CFO.”

As executive vice president and CFO, Lesjak will be responsible for the company’s financial operations, including all business unit and corporate controllership, treasury, and tax functions. Her successor as treasurer will be announced at a later date.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Oct. 31, 2006, HP revenue totaled $91.7 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

© 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
12/2006